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                                                                   EXHIBIT 99





January 6, 1997


VIA FACSIMILE
AND U.S. MAIL
212-644-0499


Mr. William Spier
444 Madison Avenue
38th Floor
New York, NY 10022

Dear Bill:

         I am writing in response to your letter of December 31, 1996.

         First, I again want to stress the Special Committee's determination to consider your offer promptly and seriously, with the help of its financial and legal advisors. To do so, however, the Committee must have answers to the legitimate questions it has posed to you in order to satisfy itself that an agreement with your group would lead to a prompt closing and would not result (or have the appearance of resulting) from any unfair advantage you may have as a corporate insider.

         Your letter of December 31 indicates that you have chosen not to address certain of the Special Committee's questions because you regard those questions as inappropriate. Other questions you have simply ignored, without explanation.

         For the record, let me list those questions the Special Committee has asked that you have declined to address:

     1. Financing. We are still awaiting your description of how you would finance your proposed transaction. You have also declined to address the Special Committee's concern that you apparently need a period of 45 days after an agreement is signed to obtain commitments for financing, which we take to be further evidence of uncertainty.




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     2. Regulatory Approval. Your letter of December 31 completely ignores a point that we have made several times, most recently in our letter of December 17: We need more specific assurances than those delivered to date that the regulatory process will be resolved favorably and in a reasonably short period of time, and would be particularly interested in the opinion of your regulatory counsel regarding that process and VLT's exposure to regulatory risks.

     3. Past Discussions with Asset Buyers and Other Parties. Our letters of December 9 and December 17 requested in very specific terms that you provide us with all particulars of discussions and correspondence between you and your counsel and other advisors, on the one hand, and potential buyers of divisions or assets of VLT or other third parties that may be interested in joint ventures or other dealings with VLT, on the other hand. We have noted clearly the relevance of that information to the fairness of any sale of VLT to a corporate insider. You have steadfastly refused to provide the requested information or to explain such refusal.

     4. Discussions with EDS and Other Third Parties. Our letters of December 9 and December 17 requested in very specific terms that you agree that the Special Committee be charged with deciding, in good faith, what information should be provided to you and Mr. Lyons and in which Board discussions you should participate. Although we want only to ensure that your access to certain information as a Board member does not afford you an improper advantage over other actual and potential bidders, you have thus far refused to accede to the Special Committee's request.

     On the question of your contacts with EDS, your letter of December 31 continues to be vague and incomplete in response to concerns that we have expressed. Do you, or do you not, agree that you will have no contact with EDS, direct or indirect, without the Committee's prior knowledge and approval? Do you, or do you not, disavow your statement, reported on December 18 by the Dow Jones News Service, that you "still think [you] should have the ability to talk with [EDS]"?

     Finally, the Special Committee has expressly requested that you (a) refrain from discussions with third parties with whom VLT has dealings, unless VLT agrees in advance and has representatives present and participating and (b) abide by the Special Committee's judgment as to whether a particular meeting between you (or your representatives) and any third party would be contrary to VLT's interest. Your letter of December 31 does not respond to this request, and we would like a direct response.


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     Bill, in order to be absolutely clear on the point, I will again emphasize in closing the Special Committee's determination to consider your proposal promptly and in good faith. If you would respond to our concerns and questions, simply and directly, rather than characterize our raising them as evidencing "an irrational hostility" to your proposal, we can move forward cooperatively. We frankly do not understand your failure to have addressed these concerns and questions to date and hope that we can now expect a constructive response. VLT's public stockholders deserve no less.

Sincerely,

/s/ Richard Burt
------------------------------
Richard Burt
Chairman, Board of Directors


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